CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-168727 on Form N-1A of our report dated February 21, 2025, relating to the financial statements and financial highlights of First Trust WCM Focused Global Growth Fund, a series of the First Trust Series Fund, appearing in the Annual Report on Form N-CSR of First Trust Series Fund for the year ended December 31, 2024, and to the references to us under the headings “Financial Highlights” in the Prospectus and “AIFM Directive Disclosures,” “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

February 25, 2026